Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of June 30, 2020, is by and among Office Depot, Inc., a Delaware corporation (the “Company”), The ODP Corporation, a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, ODP Investment, LLC, a Delaware limited liability company (“ODP Investment”) and a direct, wholly owned subsidiary of Holdco, and Office Depot, LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of ODP Investment.

RECITALS

WHEREAS, on the date hereof and as of immediately prior to the Reverse Stock Split Effective Time (as defined below), the authorized capital stock of the Company consists of 800,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which 80,000 shares of Company Preferred Stock have been designated as “Series A Junior Participating Preferred Stock” (“Company Series A Preferred Stock”) and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to holders of record as of May 21, 2020 of shares of Company Common Stock pursuant to a Rights Agreement, dated as of May 5, 2020 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent (the “Rights Agent”); and

WHEREAS, (i) on the date hereof and prior to the Merger Effective Time (as defined below), the Company will file a Certificate of Amendment to the Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”), executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Secretary of State of the State of Delaware (the “Secretary of State”), pursuant to which each ten (10) outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), will be combined into one (1) share of Company Common Stock, the total number of shares of Company Common Stock which the Company has authority to issue will be reduced from 800,000,000 shares to 80,000,000 shares (the “Reverse Stock Split”) and (ii), pursuant to the Rights Agreement, the total number of outstanding Company Rights will be decreased proportionally by the same 1-for-10 ratio effective upon the consummation of the Reverse Stock Split;

WHEREAS, the Reverse Stock Split will become effective on the date hereof at such time specified in the Certificate of Amendment (the date and time the Reverse Stock Split becomes effective, the “Reverse Stock Split Effective Time”), which time shall be prior to the Merger Effective Time (as defined below);

WHEREAS, on the date hereof, following the Reverse Stock Split Effective Time and as of immediately prior to the Merger Effective Time, (i) the authorized capital stock of the Company will consist of 80,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock, of which 80,000 shares will be designated as “Series A Junior Participating Preferred Stock”;

WHEREAS, on the date hereof, following the Reverse Stock Split Effective Time and as of immediately prior to the Merger Effective Time, there are no shares of Company Preferred Stock issued or outstanding;

WHEREAS, Holdco was formed as a Delaware corporation and a direct, wholly owned subsidiary of the Company, ODP Investment was formed as a Delaware limited liability company and a direct, wholly owned subsidiary of Holdco, and Merger Sub was formed as a Delaware limited liability company and a direct, wholly owned subsidiary of ODP Investment;

WHEREAS, the Company desires to create a new holding company structure pursuant to Sections 251(g) and 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) by merging the Company with and into Merger Sub, with Merger Sub continuing as the surviving entity of such merger as an indirect, wholly owned subsidiary of Holdco and with each share of Company Common Stock being converted in such merger into a share of Holdco Common Stock (as defined below), in each case, in accordance with the terms of this Agreement;

WHEREAS, as of the date hereof, the authorized capital stock of Holdco consists of 80,000,000 shares of Common Stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”), of which 1 share is issued and outstanding and owned by the Company (the “Existing Holdco Share”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of Holdco (the “Holdco Preferred Stock”), of which 80,000 shares of Holdco Preferred Stock have been designated as “Series A Junior Participating Preferred Stock” (the “Holdco Series A Preferred Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the Company Series A Preferred Stock;

WHEREAS, as of the date hereof, Holdco owns, indirectly through its ownership of all of the limited liability company interests of ODP Investment, 100 common units in Merger Sub (the “Merger Sub Common Units”), representing 100% of the issued and outstanding limited liability company interests of Merger Sub;

WHEREAS, as of the Merger Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively;

WHEREAS, the Amended and Restated Certificate of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Merger Effective Time, contain provisions identical to the Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Merger Effective Time, respectively (other than as permitted by Section 251(g) of the DGCL);

WHEREAS, Holdco is a newly formed corporation and Merger Sub is a newly formed limited liability company, in each case organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, and neither Holdco nor Merger Sub owns any assets (other than, in the case of Holdco, its ownership of all of the Merger Sub Common Units (indirectly through its ownership of all of the limited liability company interests of ODP Investment) and nominal amounts of cash representing its initial capitalization at the time of its formation) or has taken any actions other than those necessary or advisable to organize Holdco, ODP Investment and Merger Sub, as applicable, and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the board of managers of ODP Investment have approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the board of managers of Merger Sub and ODP Investment, as the sole member of Merger Sub, have approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the Merger will be implemented pursuant to Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA and, therefore, will not require the approval of the stockholders of the Company;

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger to qualify as a “reorganization” described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, simultaneously with the Merger Effective Time, Holdco, the Surviving Company (as defined below) and the Rights Agent will enter into an Amended and Restated Rights Agreement (the “A&R Rights Agreement”), pursuant to which, effective as of the Merger Effective Time, among other things, (i) the Surviving Company will assign to Holdco, and Holdco will assume and agree to perform, all obligations of the Surviving Company pursuant to the Rights Agreement, (ii) the Rights Agreement will be amended such that all references to the Company, Company Common Stock, Company Preferred Stock and Company Series A Preferred Stock shall be deemed to refer to Holdco, Holdco Common Stock, Holdco Preferred Stock and Holdco Series A Preferred Stock, respectively and (iii) each Company Right distributed or distributable under the Rights Agreement will become a right to purchase Holdco Series A Preferred Stock, subject to the same terms and conditions as the Company Rights (as adjusted to reflect the Reverse Stock Split) as of immediately prior to the Merger Effective Time.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

Section 1. The Merger. In accordance with Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA and subject to, and upon the terms and conditions of, this Agreement, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”). At the Merger Effective Time, the effects of the Merger shall be as provided in this Agreement, in Section 259 of the DGCL and in Section 18-209 of the DLLCA.

Section 2. Effective Time. As soon as practicable on or after the date hereof, Merger Sub shall file a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A and executed in accordance with the relevant provisions of the DGCL and the DLLCA, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings, recordings or publications required under the DGCL and the DLLCA to effectuate the Merger. The Merger shall become effective following the Reverse Stock Split Effective Time at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

Section 3. Certificate of Formation of Merger Sub. The Certificate of Formation of Merger Sub as in effect immediately prior to the Merger Effective Time shall continue in full force and effect after the Merger Effective Time as the Certificate of Formation of the Surviving Company, until thereafter amended as provided therein or in the DLLCA.

Section 4. Limited Liability Company Agreement of Merger Sub. At the Merger Effective Time, the limited liability company agreement of Merger Sub shall be amended and restated in its entirety to be in the form attached hereto as Exhibit B until thereafter amended as provided therein or in the DLLCA (the “Surviving Company LLCA”).

Section 5. Directors.

(a) Surviving Company. The managers of Merger Sub in office immediately prior to the Merger Effective Time shall be the managers of the Surviving Company and will continue to hold office from the Merger Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company LLCA, or as otherwise provided by law.

(b) Holdco. The directors of the Company in office immediately prior to the Merger Effective Time shall be the directors of Holdco upon the Merger Effective Time and shall continue to hold office until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and the Holdco Bylaws, or as otherwise provided by law.

Section 6. Officers.

(a) Surviving Company. The officers of Merger Sub in office immediately prior to the Merger Effective Time shall be the officers of the Surviving Company and will continue to hold office from the Merger Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company LLCA or as otherwise provided by law.

(b) Holdco. The officers of the Company in office immediately prior to the Merger Effective Time shall be the officers of Holdco upon the Merger Effective Time and shall continue to hold office until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and Holdco Bylaws, or as otherwise provided by law.

Section 7. Additional Actions. Subject to the terms of this Agreement, the parties shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA. If, at any time after the Merger Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 8. Conversion of Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Holdco, ODP Investment, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Capital of Merger Sub. Each Merger Sub Common Unit issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as one common unit in the Surviving Company.

(d) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Merger Effective Time, evidenced shares of Company Common Stock shall, from and after the Merger Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

Section 9. Certificates. At and after the Merger Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock (a “Company Stock Certificate”) shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. From and after the Merger Effective Time, upon the surrender to Holdco or its transfer or exchange agent for transfer or exchange in the ordinary course of any Company Stock Certificate, Holdco shall (i) issue or cause to be issued to such holder the applicable uncertificated shares of Holdco Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate have been converted as herein provided by registering such shares of Holdco Common Stock in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated, and (ii) take all action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Company Stock Certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form, substance and amount reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such Company Stock Certificate, Holdco shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen or destroyed Company Stock Certificate, uncertificated shares representing the applicable shares of Holdco Common Stock in accordance with the procedures set forth in the preceding sentence.

Section 10. Assumption of Stock Incentive Plans, the Rights Agreement and Other Agreements.

(a) Holdco and the Surviving Company hereby agree that they will, simultaneously with the Merger Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, effective as of the Merger Effective Time, the Surviving Company will assign to Holdco, and Holdco will assume and agree to perform, all obligations of the Surviving Company pursuant to: (i) any employee, director and executive compensation plans pursuant to which the Surviving Company is obligated to, or may, issue equity securities to its directors, officers, or employees (collectively, all such plans, including any such plans listed on Exhibit C hereto, the “Stock Incentive Plans”); (ii) each equity-based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder; and (iii) the other agreements (the “Other Agreements”) listed on Exhibit C hereto. At the Merger Effective Time, the Stock Incentive Plans, any equity award agreements and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company and to the Company Common Stock in such agreements shall be deemed to refer to Holdco and to Holdco Common Stock, respectively.

(b) Holdco and the Surviving Company hereby agree that they will, simultaneously with the Merger Effective Time, execute, acknowledge and deliver the A&R Rights Agreement, pursuant to which, effective as of the Merger Effective Time, among other things, (i) the Surviving Company will assign to Holdco, and Holdco will assume and agree to perform, all obligations of the Surviving Company pursuant to the Rights Agreement, (ii) the Rights Agreement will be amended such that all references to the Company, Company Common Stock, Company Preferred Stock and Company Series A Preferred Stock shall be deemed to refer to Holdco, Holdco Common Stock, Holdco Preferred Stock and Holdco Series A Preferred Stock, respectively and (iii) each Company Right distributed or distributable under the Rights Agreement will become a right to purchase Holdco Series A Preferred Stock, subject to the same terms and conditions as the Company Rights (as adjusted to reflect the Reverse Stock Split) as of immediately prior to the Merger Effective Time.

(c) Holdco, the Company and the Surviving Company shall take or cause to be taken all actions necessary or desirable in order for Holdco to assume the Stock Incentive Plans, and each equity-based award agreement or similar agreement entered into pursuant thereto, the Rights Agreement and the Other Agreements, all to the extent deemed appropriate by the Company, the Surviving Company and Holdco and permitted under applicable law. Except as otherwise expressly described in this Section 10, each equity-based award agreement assumed by Holdco under the Assignment and Assumption Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Incentive Plan and any award agreements thereunder immediately prior to the Merger Effective Time, including, without limitation, the number of shares, vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, to the extent applicable (as adjusted prior to the Merger Effective Time to reflect the Reverse Stock Split).

Section 11. Amendments to Registration Statements. It is the intent of the parties hereto that Holdings, as of the Merger Effective Time, be deemed a “successor issuer” for purposes of continuing certain offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate, file a post-effective amendment to the Company’s registration statements on Form S-8 (File Nos. 333-231370, 333-219380, 333-205084 and 333-192185) covering the Stock Incentive Plans, adopting such registration statement as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statement from being misleading.

Section 12. Reservation of Shares. On or prior to the Merger Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock under the Stock Incentive Plans, including upon exercise of stock options outstanding under the Stock Incentive Plans, if applicable.

Section 13. Existing Holdco Share. Immediately following the Merger Effective Time, the Existing Holdco Share shall be repurchased for $0.01 by Holdco from the Surviving Company for retirement by Holdco and shall be retired.

Section 14. No Appraisal Rights. In accordance with the DGCL and the DLLCA, no appraisal rights shall be available to any holder of shares of Company Common Stock or the Merger Sub Common Units or any member of Merger Sub in connection with the Merger.

Section 15. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole member of Merger Sub, at any time prior to the Merger Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, ODP Investment, Merger Sub nor their respective stockholders, members, directors or officers shall have any liability with respect to such termination or abandonment.

Section 16. Amendments. At any time prior to the Merger Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole member of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole member of Merger Sub that by law requires further approval or authorization by the sole member of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

Section 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 19. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 20. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco, ODP Investment and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OFFICE DEPOT, INC.

By:	/s/ N. David Bleisch

Name:	N. David Bleisch
Title:	Executive Vice President, Chief Legal & Administrative Officer

THE ODP CORPORATION

By:	/s/ N. David Bleisch

Name:	N. David Bleisch
Title:	Vice President

ODP INVESTMENT, LLC

By:	/s/ N. David Bleisch

Name:	N. David Bleisch
Title:	Vice President

OFFICE DEPOT, LLC

By:	/s/ N. David Bleisch

Name:	N. David Bleisch
Title:	Executive Vice President, Chief Legal & Administrative Officer

Signature Page to Agreement and Plan of Merger